News Release For Immediate Release Company Contact: Jack Collins, Investor Relations Phone: (405) 702-7460 Website: www.qelp.net	Quest Energy Partners, L.P. [Logo Omitted]

Quest Energy Partners Declares Cash Distribution

OKLAHOMA CITY – January 23, 2008 – Quest Energy Partners L.P. (NASDAQ: QELP) today announced a cash distribution of $0.2043 for the period commencing November 15, 2007 - the close date of its initial public offering - and ending on December 31, 2007 for all of its outstanding units. On an annualized basis, the distribution is in-line with Quest’s indicated initial rate of $1.60 per unit. The distribution will be payable on February 14, 2008 to unitholders of record at the close of business on February 7, 2008.

About Quest Energy Partners L.P.

Quest Energy Partners, L.P. was formed by Quest Resource Corporation (NASDAQ: QRCP) to acquire, exploit and develop natural gas and oil properties and to acquire, own, and operate related assets. The Partnership owns more than 2,000 wells and is the largest producer of natural gas in the Cherokee Basin, which is located in southeast Kansas and northeast Oklahoma and holds a drilling inventory of nearly 2,300 locations. For more information, visit the Quest Energy Partners website at www.qelp.net.

Quest Resource Corporation is a fully integrated E&P company that owns 100% of the general partner and a 57% limited partner interest in Quest Energy Partners, L.P. and 85% of the general partner and a 36% limited partner interest in Quest Midstream Partners, L.P. Quest Resource operates and controls Quest Energy Partners and Quest Midstream Partners through its ownership of their general partners. For more information, visit the Quest Resource website at www.qrcp.net.

Quest Midstream Partners, L.P. was formed by Quest Resource Corp. to acquire and develop transmission and gathering assets in the midstream natural gas and oil industry. The partnership owns more than 1,800 miles of natural gas gathering pipelines and over 1,100 miles of interstate natural gas transmission pipelines in Oklahoma, Kansas, and Missouri. For more information, visit the Quest Midstream Partners website at www.qmlp.net.